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                                                                EXHIBIT 8


                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the use in the Prospectus constituting part of this Pre-Effective Amendment No. 1 to the Registration Statement of the Fulcrum Variable Life Separate Account of Allmerica Financial Life Insurance and Annuity Company on Form S-6 of our report dated February 3, 1997, relating to the financial statements of Allmerica Financial Life Insurance and Annuity Company, and our report dated February 5, 1996 relating to the statutory basis financial statements of Allmerica Financial Life Insurance and Annuity Company, both of which appear in such Prospectus. We also consent to the reference to us under the heading "Independent Accountants" in such Prospectus.

/s/ Price Waterhouse LLP

Price Waterhouse LLP
Boston, Massachusetts

June 3, 1997